Exhibit 99.1
News Release
For Further Information
Investors and Media: Scott Dudley, 816-854-4505, scott.dudley@hrblock.com
H&R BLOCK ANNOUNCES MUTUAL AGREEMENT TO TERMINATE SALE OF OPTION ONE MORTGAGE CORPORATION TO CERBERUS CAPITAL
Option One to Cease Origination Activities and H&R Block to Record Related $75 Million Pretax Restructuring Charge
Option One Reconfigured to Servicing Business Pending Future Sale
FOR IMMEDIATE RELEASE Dec. 4, 2007
     KANSAS CITY, Mo. — H&R Block, Inc. (NYSE: HRB) announced today that it has agreed to terminate the purchase agreement entered into in April 2007 (the “April Agreement”) under which an affiliate of Cerberus Capital Management, L.P. (“Cerberus”) would have acquired Option One Mortgage Corporation (“OOMC”), a wholly owned subsidiary of H&R Block.
     Throughout recent months, the Company and Cerberus worked to identify mutually acceptable alternatives for restructuring the April Agreement in light of the widespread changes in mortgage market conditions and the substantial reduction in new lending by OOMC. These discussions did not lead to a mutually acceptable agreement, and the Company and Cerberus have agreed to terminate the April Agreement. Under the termination agreement each party will bear its own costs in connection with the proposed transaction, and the parties exchanged mutual releases. All negotiations between the parties have been concluded in a fully amicable manner.
     As previously disclosed, OOMC had previously substantially curtailed its new lending activities. The Company announced today that it will close all remaining origination activities of OOMC. To this end, the Company has already halted the acceptance of any new loan applications.
     Richard C. Breeden, Chairman of the Board of H&R Block, said, “The Company is determined to complete our exit from subprime mortgage lending without further delay, and today’s action largely completes that objective. The mortgage market today has undergone vast changes since last April when the original Cerberus deal was signed. Despite the hard work and good faith of both sides we could not find a way to restructure the original transaction to mutual satisfaction. The termination agreement frees H&R Block to halt OOMC’s remaining origination activities without incurring additional operating costs. At the
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same time, we will continue to pursue the ultimate sale of our servicing activities. The H&R Block Board determined this outcome was in the best interests of our shareholders, and we hope it will ultimately lead to higher value than we could have achieved through a renegotiated Cerberus transaction.”
Termination of Loan Origination Activities
     Effective immediately, OOMC has ceased accepting new mortgage loan applications. However, it will honor existing loan commitments in its loan pipeline, consisting of approximately $30 million in principal loan amount. OOMC believes that the majority of these pipeline loans will be eligible for sale to Fannie Mae or Freddie Mac, with the bulk of the remainder being prime loans eligible for sale in the ordinary course. Upon funding loan commitments in process, OOMC will complete its exit from all mortgage origination activities.
     The closure of mortgage origination activity will result in eliminating approximately 620 staff positions, closing three offices, and taking a pretax restructuring charge of approximately $75 million. The restructuring charge covers expected severance and lease termination costs, write-off of property, plant and equipment, and other related shutdown costs. Approximately $34 million pretax of this restructuring charge will be incurred in the Company’s fiscal second quarter ending Oct. 31, 2007, with the remainder to be incurred primarily in the Company’s fiscal third quarter ending Jan. 31, 2008. The Company also expects to incur pretax charges of approximately $7 million in its fiscal third quarter relating to restructuring activities previously announced in August.
Sale of Servicing Activities
     The bulk of the Company’s servicing activities are carried out with respect to loans owned by third parties. The Company has retained the investment banking firm of Lazard to advise the Company in connection with the ultimate sale of its servicing activities. The Company is currently finalizing the estimated fair value of the servicing business, which will result in an additional asset impairment for the second quarter ending Oct. 31, 2007, which the Company believes will not exceed an additional $125 million pretax.
New Leadership for Servicing Activities
     As part of the changes in OOMC’s business, Fabiola Camperi has been named President of OOMC. Ms. Camperi currently serves as Executive Vice President of operations for OOMC, where she has been responsible for production and servicing.
     Alan M. Bennett, Interim Chief Executive of H&R Block, commented, “We have a great team in our servicing group at OOMC. We intend to focus on running the servicing operation efficiently while pursuing an orderly sale of our servicing activities. The Company appreciates all the intense efforts by our staff during the Cerberus negotiations and as we move forward. I also want to thank all our origination associates for their efforts, and we wish them well in the future.”

     Mr. Breeden said, “The principal business of H&R Block is helping millions of individuals and thousands of businesses meet their needs in connection with tax planning and filing tax returns, not making subprime mortgage loans. H&R Block’s board is committed to maximizing value for shareholders while exiting the subprime mortgage business in an orderly manner.”
About H&R Block
H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, and accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries reported revenues of $4.0 billion and net income from continuing operations of $374.3 million in fiscal year 2007. The company has continuing operations in three principal business segments: Tax Services (income tax return preparation and related services and products via in-office, online and software solutions); Business Services (accounting, tax and business consulting services primarily for midsized companies); and Consumer Financial Services (brokerage services, investment planning and related financial advice along with full-service consumer banking). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands — H&R Block and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.
Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the Company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the termination of the origination activities of Option One Mortgage Corporation; any disposition of the servicing business of Option One Mortgage Corporation, in whole or in part; uncertainties in the subprime mortgage industry and its impact on any operations of Option One Mortgage Corporation that continue to be operated by H&R Block; the liquidity demands associated with funding servicing advances to loan pools serviced by the Company; potential litigation and other contingent liabilities arising from Option One Mortgage Corporation’s historical and ongoing operations; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the Company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor (including the filing of the Company’s Form 10-Q for the fiscal quarter ended Oct. 31, 2007, within filing deadlines); and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2007 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.
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